Exhibit 23.1




                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of The Hain Food Group, Inc. for the registration of 991,736 shares of its common stock and to the incorporation by reference therein of our report dated September 10, 1998, with respect to the consolidated financial statements and schedule of The Hain Food Group, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 1998, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Melville, New York
April 23, 1999


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